Exhibit 99 (c)
                                                                --------------
                                                                 Schedule VIII
                  MCI COMMUNICATIONS CORPORATION AND SUBSIDIARES
                         VALUATION AND QUALIFYING ACCOUNTS
                           ALLOWANCE FOR UNCOLLECTIBLES
                                   (IN MILLIONS)



                              Balance at                            Balance
                              Beginning                Deductions   at End
                              of Period   Additions   (Write-Offs)  of Period
                              ---------   ---------   ------------  ---------

December 31, 1994. . . . . . . .  $211       394           379         $226

December 31, 1993. . . . . . . .   189       346           324          211

December 31, 1992. . . . . . . .   156       411           378          189